Exhibit 99.1

Arbe Named a 2021 Automotive News PACEpilot Innovation to Watch

Oct 01, 2021, 08:30 ET

TEL AVIV, Israel, Oct. 1, 2021 /PRNewswire/ -- Arbe Robotics Ltd. (“Arbe”), a global leader in next-generation 4D Imaging Radar Solutions, today announced that it was named a 2021 Automotive News PACEpilot Innovation to Watch at the online awards ceremony on September 30, 2021. This award recognizes post-pilot pre-commercial innovations in the automotive and future mobility space. These represent product, software/IT system or process and idea incubators that the awards committee believe have the potential to revolutionize an automaker’s business.

“We are honored to be chosen as a 2021 Automotive News PACEpilot Innovation to Watch,” noted Kobi Marenko, Chief Executive Officer at Arbe. “This award demonstrates the key role that our 4D Imaging Radar is playing in the automotive marketplace and how we are revolutionizing safety in the ADAS and autonomous vehicle industry that will impact the future of mobility.”

Arbe was recognized for “the Power of 4D Imaging Radar to Support Higher Levels of Autonomy.” Based on proprietary technology, Arbe’s 4D imaging radar is revolutionizing automotive sensing with an affordable, ultra-high-resolution sensor that is designed to delivers the top performance in the industry in all weather and lighting conditions. The company’s 4D Imaging Radar technology is now empowering customers to transform their imaging radar systems - tier 1 auto suppliers, OEMs, and new mobility players are enhancing their perception algorithms based on this technology.

Arbe’s 4D radar chipset solution provides ultra-high resolution and supports over 100,000 detections per frame with a point cloud density that is unparalleled to any other radar solution on the market. Radars are crucial to the automotive industry and will be deployed in nearly all new vehicles as a long range, cost-effective sensor with the fewest environmental limitations. Arbe’s 4D imaging radar solution can truly support, in terms of both safety and accuracy, the sensing requirements of Level 4 and Level 5 autonomous vehicles and we believe will be essential for any Level 2+ vehicle.

This was the second year Automotive News recognized PACEpilot honorees and the first time they named Innovations to Watch.

For complete details of the Automotive News PACEpilot program and this year’s Innovations to Watch, visit www.autonews.com/pace.

About Arbe

Arbe, the provider of next-generation 4D Imaging Radar Chipset Solutions, is leading a radar revolution, enabling truly safe driver-assist systems today while paving the way to full autonomous-driving. Arbe’s imaging radar is 100 times more detailed than any other radar on the market and is a mandatory sensor for L2+ and higher autonomy. The company is empowering automakers, tier-1 companies, autonomous ground vehicles, commercial and industrial vehicles, and a wide array of safety applications with advanced sensing and paradigm-changing perception. Arbe is a leader in the fast-growing automotive radar market that has a total addressable market of $11 billion in 2025. Arbe is based in Tel Aviv, Israel, and has offices in the United States. Arbe’s website is https://arberobotics.com/. Information contained on, or that can be accessed through, Arbe’s website or any other website is expressly not incorporated by reference into and is not a part of this press release.

On March 18, 2021, Arbe announced that it had entered into, among other things, a definitive business combination agreement with Industrial Tech Acquisitions, Inc. (NASDAQ: ITAC), a publicly traded special purpose acquisition company (“ITAC”). Subject to the satisfaction of the terms and conditions set forth in the business combination agreement, upon closing of the transactions, the combined company will operate under the “Arbe Robotics Ltd.” name and is expected to be listed on Nasdaq under the new ticker symbol “ARBE.”

Important Notice Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. The words “expect,” “believe,” “estimate,” “intend,” “plan”, “anticipate”, “project”, “may”, “should”, “strategy,” “future,” “will,” “project,” “potential” and similar expressions indicate forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties.

These forward-looking statements are not guarantees of future performance and are subject to various risks and uncertainties, assumptions (including assumptions about general economic, market, industry, regulatory and operational factors), known or unknown, which could and are likely to cause the actual results to vary materially from those indicated or anticipated. You should carefully consider the risk factors and uncertainties described in “Risk Factors,” “Arbe’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Forward-Looking Statements” and the additional risk described in the proxy statement/prospectus dated September 17. 2021 which was filed by Arbe with the Securities and Exchange Commission, as well as the other documents filed by Arbe with the SEC, including the possibility that the business combination described in the proxy statement/prospectus may not be consummated. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may, and are likely to, vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements.

Forward-looking statements relate only to the date they were made, and Arbe does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made except as required by law or applicable regulation.